CUSIP No. M6777Q-10-6                              Page 1 of 8 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                     PURSUANT TO RULES 13D-1(B) (C), AND (D)

                    Under the Securities Exchange Act of 1934



                                SIMPLAYER.COM LTD
                                -----------------
                                (Name of Issuer)


                      ORDINARY SHARES, NIS $0.01 PAR VALUE
                      ------------------------------------
                         (Title of Class of Securities)

                                   M6777Q-10-6
                                 (CUSIP Number)


                                 MARCH 13, 2000
             (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. M6777Q-10-6               Page  2   of   8   Pages
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FCC Ltd.
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)|X|
                                                                (b)| |
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ISRAEL
-------------------------------------------------------------------------------
  5   SOLE VOTING POWER

      559,160
-------------------------------------------------------------------------------
      NUMBER OF            6   SHARED VOTING POWER
      SHARES
      BENEFICIALLY             0
      OWNED BY          --------------------------------------------------------
       EACH                7   SOLE DISPOSITIVE POWER
      REPORTING
      PERSON                   559,160
       WITH             --------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             0
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      559,160
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    | |

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.4%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M6777Q-10-6                                 Page 3 of 8 Pages

                                  SCHEDULE 13G

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RENANIM TRADING LTD.
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)|X|
                                                                (b)| |
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ISRAEL
-------------------------------------------------------------------------------
  5   SOLE VOTING POWER

      20,000
-------------------------------------------------------------------------------
      NUMBER OF            6   SHARED VOTING POWER
      SHARES
      BENEFICIALLY             0
      OWNED BY        ---------------------------------------------------------
       EACH                7    SOLE DISPOSITIVE POWER
      REPORTING
      PERSON                    20,000
       WITH           ---------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,000
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                               | |
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.26%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M6777Q-10-6                                 Page 4 of 8 Pages

SCHEDULE 13G

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AZIMUTH LTD.
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)|X|

                                                               (b)| |
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ISRAEL
-------------------------------------------------------------------------------
  5   SOLE VOTING POWER

      0
-------------------------------------------------------------------------------
      NUMBER OF             6    SHARED VOTING POWER
       SHARES
      BENEFICIALLY               0
      OWNED BY              ---------------------------------------------------
       EACH                 7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                    0
      WITH                -----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 0
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
-------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      | |
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M6777Q-10-6                            Page 5 of 8 Pages

                                  SCHEDULE 13G

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      YACOV REIZMAN
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)|X|
                                                             (b)| |
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ISRAEL
-------------------------------------------------------------------------------
  5   SOLE VOTING POWER

      638,410
-------------------------------------------------------------------------------
      NUMBER OF             6    SHARED VOTING POWER
      SHARES
      BENEFICIALLY               0
      OWNED BY            ------------------------------------------------------
      EACH                  7    SOLE DISPOSITIVE POWER
      REPORTING
      PERSON                     638,410
      WITH              -------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 0
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      638,410
-------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 | |

-------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. M6777Q-10-6                                Page 7 of 8 Pages

ITEM 1(A).      NAME OF ISSUER.
---------       --------------

                Simplayer.com Ltd.

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
---------       -----------------------------------------------

                10105 Upper Gailee Mobile Post, Kiryat Shoma, Israel.

ITEM 2(A).      NAME OF PERSON FILING.
---------       ---------------------

                This statement is being filed by the following entities:

                     (1)   FCC Ltd.
                     (2)   Renanim Trading Ltd.
                     (3)   Azimuth Ltd.
                     (4)   Yacov Reizman

          The entities herein listed in subparagraph (1) through (4) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person."

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE,
---------       -------------------------------------
                    OR, IF NONE, RESIDENCE.
                    ----------------------

                The principal business address of all of the Reporting Persons is:

                66 Rothschild Boulevard
                Tel Aviv, ISRAEL  65785


ITEM 2(C).      CITIZENSHIP.
---------       -----------

                Israel

ITEM 2(D).      TITLE OF CLASS OF SECURITIES.
---------       ----------------------------

                Ordinary Shares, NIS $0.01 per share.

ITEM 2(E).      CUSIP NO.
---------       --------

                M6777Q-10-6.


ITEM 3.         Not applicable.
------


ITEM 4.         OWNERSHIP.
------          ---------

                      Ownership is incorporated by reference to items (5)-(9)
                and (11) of the cover page pertaining to each Reporting Person.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
------          --------------------------------------------

                Not Applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------          ---------------------------------------------------------------

                Not Applicable.

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------          ----------------------------------------------------------
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                --------------------------------------------------------------
                COMPANY.
                -----
                Not applicable.


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------          ---------------------------------------------------------

                This Schedule 13G is being filed pursuant to Rule 13d-1(c). The members of the group consist of FCC Ltd, Renanim Trading Ltd., Azimuth Ltd. and Mr. Yacov Reizman. Mr. Reizman is the controlling shareholder of Azimuth Ltd. Each of FCC Ltd. and Renanim Trading Ltd. are wholly owned subsidiaries of Azimuth Ltd.


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
------          ------------------------------

                Not applicable.


ITEM 10.        CERTIFICATION.
-------         -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

CUSIP No. M6777Q-10-6                                 Page 8 of 8 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      FCC LTD.


                                      By: /s/ Yacov Reizman
                                         --------------------------
                                          Name: Yacov Reizman
                                          Title: CEO

                                      RENANIM TRADING LTD.


                                      By: /s/ Yacov Reizman
                                         --------------------------
                                          Name: Yacov Reizman
                                          Title: CEO


                                      AZIMUTH LTD.


                                      By: /s/ Yacov Reizman
                                         --------------------------
                                          Name: Yacov Reizman
                                          Title: CEO


                                      /s/ Yacov Reizman
                                      ----------------------------
                                       Yacov Reizman